EXHIBIT 99.1

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 26, 2008

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS FOURTH QUARTER AND YEAR END 2007 RESULTS
POZEN Profitable Two of Last Three Years

Chapel Hill, N.C., February 26, 2008 — POZEN Inc. (NASDAQ: POZN), today announced results for the fourth quarter and year ended December 31, 2007.

Fourth-Quarter Results

POZEN reported a net loss of ($4.2) million, or ($0.14) per share on a diluted basis, for the fourth quarter of 2007, compared to a net loss of ($0.4) million, or ($0.01) per share on a diluted basis, for the fourth quarter of 2006.

For the fourth quarter of 2007, POZEN reported revenue of $6.2 million resulting from the amortization of upfront payments received from AstraZeneca, and revenue for development work performed under the AstraZeneca and GlaxoSmithKline agreements, as compared to $7.0 million for the fourth quarter ended December 31, 2006.

Operating expenses for the fourth quarter of 2007 totaled $12.4 million as compared to $8.4 million for the same period in 2006. The increase in operating expenses was primarily due to an increase in development costs for the PN and PA programs.

At December 31, 2007, cash, cash equivalents and short-term investments totaled $73.9 million compared to $62.6 million at December 31, 2006. The increase in cash and cash equivalents resulted from the receipt of $30 million in payments from AstraZeneca in September 2007.

Twelve-Month Results

POZEN reported net income of $4.7 million, or $0.15 per share on a diluted basis, for the twelve month period ended December 31, 2007, compared to a net loss of ($19.3) million, or ($0.66) per share on a diluted basis, for the same period in 2006.

For the twelve months ended December 31, 2007, POZEN reported revenue of $53.4 million compared to $13.5 million for the same period in 2006.  The increase was primarily due to receipt of a $20 million milestone payment from AstraZeneca in September 2007, $5.8 million of increased amortization of deferred revenue, and $14.2 million more revenue for development work performed under the AstraZeneca and GlaxoSmithKline agreements.

Operating expenses for the twelve months ended December 31, 2007 were $51.4 million as compared to $35.2 million for the comparable period in 2006.  The increase in operating expenses was primarily due to an increase in development costs for the PN and PA programs.  Non-cash stock-based compensation expense was $4.3 million for the year ended December 31, 2007, which included a $0.9 million reversal of cost expensed in previous years.

Corporate Highlights

In October 2007, POZEN submitted the Treximet™ (formerly known as Trexima™) response to the U.S. Food and Drug Administration (FDA) approvable letter and received notification from the FDA that the submission was complete.

POZEN also submitted the findings from the short-term human lymphocyte volunteer study of the genotoxic potential on Treximet to the FDA in mid-January 2008.  The results of this study indicate that no chromosomal aberrations were induced in peripheral blood lymphocytes when Treximet was administered to volunteers for seven days.  We believe that the submission of this additional data will not result in any change to the April 15, 2008 PDUFA date; however, the FDA could decide to extend the date.

In December 2007, POZEN filed an Investigational New Drug Application (IND) with the FDA for PA32540, the product candidate designed to reduce gastrointestinal damage associated with aspirin.

Financial Guidance

We are not in a position at this time to provide guidance for the 2008 year.  We believe we will be in a better position to provide guidance for the year when we report the financial results for the second quarter of 2008.  At that time, we will have a more accurate estimate of the costs and timing of the marketing support studies, which we will conduct at the request of AstraZeneca, and have better insight into the status of FDA marketing approval for Treximet and subsequent launch, if approved.

Fourth-Quarter and Year End 2007 Results Webcast

POZEN will hold a webcast to present fourth quarter and year end results and management’s outlook on Tuesday, February 26, 2008 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has development and commercialization alliances with GlaxoSmithKline for the proposed product candidate Treximet™ which is currently under review by the United States Food and Drug Administration for the acute treatment of migraine, and with AstraZeneca for the proposed product candidate PN 400 for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; our inability to know with certainty what standards the FDA will use to evaluate drug candidates and how that may change or evolve over time; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; the receipt of future development, regulatory or sales milestones and royalty payments from our collaboration partners; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2007. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue:
Licensing revenue	$3,851,082	$3,701,000	$34,459,001	$8,681,800
Development revenue	2,373,400	3,267,153	18,985,344	4,834,972
Total revenue	6,224,482	6,968,153	53,444,345	13,516,772
Operating expenses:
General and administrative	3,070,606	2,428,052	11,474,608	12,822,050
Research and development	9,374,798	5,935,904	39,962,688	22,358,715
Total operating expenses	12,445,404	8,363,956	51,437,296	35,180,765
Interest and other income, net	1,008,506	1,017,753	3,326,043	2,354,173
Income (loss) before income tax expense	(5,212,416)	(378,050)	5,333,092	(19,309,820)
Income tax (expense) benefit	978,099	---	(667,000)	---
Net income (loss) attributable to common stockholders	$(4,234,317)	$(378,050)	$4,666,092	$(19,309,820)

Basic net income (loss) per common share	$(0.14)	$(0.01)	$0.16	$(0.66)

Shares used in computing basic net income (loss) per common share	29,704,198	29,379,197	29,592,890	29,224,699

Diluted net income (loss) per common share	$(0.14)	(0.01)	$0.15	(0.66)

Shares used in computing diluted net income (loss) per common share	29,704,198	29,379,197	30,581,326	29,224,699

POZEN Inc.
Balance Sheets
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$37,660,068	$26,296,884
Investments	36,282,108	36,285,102
Accounts receivable	2,129,003	3,267,153
Prepaid expenses and other current assets	1,198,397	1,108,506
Total current assets	77,269,576	66,957,645
Equipment, net of accumulated depreciation	117,485	183,468
Total assets	$77,387,061	$67,141,113

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,536,040	$965,563
Accrued compensation	1,392,849	1,434,591
Accrued expenses	3,796,164	1,756,300
Deferred revenue	15,936,125	14,870,200
Total current liabilities	23,661,178	19,026,654

Long-term liabilities:
Deferred revenue	18,475,074	24,000,000
Total liabilities	42,136,252	43,026,654

Total stockholders’ equity	35,250,809	24,114,459
Total liabilities and stockholders’ equity	$77,387,061	$67,141,113

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